Exhibit 99.4




                                      STOCK

                                    OFFERING

                                   QUESTIONS

                                       and

                                     ANSWERS







                                     FIRST
                                  SECURITYFED
                                FINANCIAL, INC.



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STOCK OFFERING
QUESTIONS & ANSWERS

Facts About the Conversion

The Board of Directors of First Security Federal Savings Bank ("First Security") unanimously adopted a Plan of Conversion to convert (the "Conversion") from a federal mutual savings bank to an federal stock savings bank.

This brochure answers some of the most frequently asked questions about the Conversion and about your opportunity to invest in First SecurityFed Financial, Inc., ("the Company"), the holding company for First Security.

Investment in the stock of First SecurityFed Financial, Inc. involves certain risks. For a discussion of these risks and other factors, investors are urged to read the accompanying Prospectus.


Why is First Security converting to stock form?

The stock form of ownership is used by most business corporations and an increasing number of savings institutions. Through the sale of the stock, First Security will raise additional capital enabling it to:

o    support and expand its current financial and other services.

o allow customers and friends to purchase stock and share in the Holding Company's and First Security's future.


Will the Conversion affect any of my deposit accounts or loans?

No. The Conversion will have no effect on the balance or terms of any savings account or loan, and your deposits will continue to be federally insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum legal limit. Your savings account is not being converted to stock.

Who is eligible to purchase stock in the subscription and community offerings?

Certain past and present customers of First Security, First Security's Employee Stock Ownership Plan, and members of the general public.

How many shares of stock are being offered and at what price?

First Security Financial is offering up to X,XXXX shares of common stock at a price of $10.00 per share through the Prospectus.

How much stock may I buy?

The minimum order is 25 shares. The maximum purchase is $250,000 however, no person, together with associates of and persons acting in concert with such person, may purchase more than $750,000 of the common stock sold.

Do members have to buy stock?

No. However, the Conversion will allow First Security's depositors and borrowers an opportunity to buy stock and become charter shareholders of the holding company for the local financial institution with which they do business.


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How do I order stock?

A properly executed Stock Order Form and the Certification Form (together, the "Order Form") with full payment must be received at one of the Bank's branches by 12:00 Noon XXXXX, xx, 1997. Instructions for completing your Stock Order Form and Certification Form are found on the back of the Order Form. The Company is not obligated to accept orders submitted on photocopied or facsimile Order Forms. Once tendered, subscription orders cannot be revoked or modified without the consent of the Bank and the Company.

How may I pay for my shares of stock?

First, you may pay for stock by check, cash or money order. Interest will be paid by First Security on these funds at the passbook rate, which is currently X.XX% per annum, from the day the funds are received until the completion or termination of the Conversion. Second, you may authorize us to withdraw funds from your First Security savings account or certificate of deposit for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until the completion or termination of the Conversion.

How do I register the shares of stock?

The stock transfer industry has developed a uniform system of shareholder registrations that we will use in the issuance of First SecurityFed Financial Inc. common stock. A detailed listing and explanation of the various registrations  can be  found  on  the  back  of the  Order  Form.  Please  note:
Subscription rights are not transferable. If you are a qualified member, to protect your priority over other purchasers as described in the Prospectus, you must take ownership as your account relationship is established. If you, as a qualified member, include a non-qualified member on your order, your priority will be lowered.

Can I purchase shares using funds in my First Security IRA account?

Federal regulations do not permit the purchase of conversion stock from your existing First Security IRA account. A depositor interested in using his or her IRA funds to purchase Common Stock must do so through a self-directed IRA. Since the Bank does not offer such accounts, it will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that such funds will be used to purchase the Company's Common Stock in the Offering. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold the Common Stock in a self-directed account in the same manner as the Bank now holds the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in a Bank IRA to purchase Common Stock should contact the Stock Center at the Bank as soon as possible so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date.

Will the stock be insured?

No. Like any other common stock, First SecurityFed Financial's stock will not be insured.



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Will dividends be paid on the stock?

First SecurityFed Financial has no plans to pay dividends. However, the Board of Directors may consider a policy to pay a cash dividend in the future, subject to regulatory limits and requirements.

How will the stock be traded?

First SecurityFed Financial's stock has received preliminary approval to trade over-the-counter through the Nasdaq National Market under the symbol "XXXX". However, no assurances can be given that an active and liquid market will develop.

Are officers and directors of First Security planning to purchase stock?

Yes! First Security's executive officers and directors plan to purchase, in the aggregate, $2.12 million worth of stock or approximately ____% of the stock offered at the midpoint of the offering range.

Must I pay a commission?

No. You will not be charged a commission or fee on the purchase of shares in the Conversion.

What is the Charitable Foundation?

As a reflection of the Bank's long-standing commitment to the local community, in 1996 the Bank established The Heritage Foundation of First Security Federal Savings Bank, Inc., a private charitable foundation. The Foundation was established as a means of supporting the needs of the local community while simultaneously increasing the visibility and reputation of the Bank. The Foundation was initially funded by the Bank through several cash contributions aggregating $2.5 million. In addition, subject to member approval, the Company will contribute 250,000 shares of its common stock.

Should I vote?

Yes.  Your "Yes" vote is very important!

Why did I get several proxy cards?

If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts. PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS!

How many votes do I have?

Your proxy card(s) show the number of votes you have. Every depositor entitled to vote may cast one vote for each $100, and a proportionate fractional vote for any fraction thereof, on deposit as of the voting record date.

May I vote in person at the special meeting?

Yes, but we would still like you to sign and mail your proxy today. If you decide to revoke your proxy you may do so by giving notice at the special meeting.

FOR ADDITIONAL INFORMATION YOU MAY CALL OUR STOCK CENTER AT (800) XXX-XXXX.

The shares of common stock offered in the Conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other government agency.This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus.